Exhibit 99.1

VETERAN TELECOMMUNICATIONS FINANCE EXECUTIVE

ROBERT K. MILLS NAMED CFO OF VYYO

Norcross, GA (July 16, 2007) — Vyyo Inc. (NASDAQ: VYYO), a supplier of broadband access equipment for cable system operators, announced today the selection of veteran cable and telecommunications executive Robert K. Mills as CFO.

Mills joins Vyyo after two years as CFO of Tri-S Security Corporation (NASDAQ:  TRIS), where he was actively involved in building the company through acquisitions, raising capital, and optimizing return on investment by creating operational efficiencies.  Previously, Mills spent six years as CFO of Knology, Inc., a broadband communications provider in the Southeastern United States.

Mills will assume the role on August 1, 2007 and will be based in Vyyo’s corporate headquarters in Georgia.  Arik Levi, who has been a key contributor in capital raising and shaping Vyyo’s cable strategy during his four-year tenure as CFO, will continue to serve in an advisory capacity during the transition period.

“On behalf of the entire Vyyo team, I would like to thank Arik for his contributions to the company’s growth over the past several years,” said Wayne H. Davis, CEO.  “His roles in strengthening our financial position and acquiring our UltraBand™ spectrum overlay platform have given the company a clear roadmap toward the future.  The addition of Rob to our management team assures us of continued financial industry expertise and corporate capital structure experience that will be critical for the long-term success of the company.”

“I’m pleased to be joining Vyyo at such an exciting time,” said Mills. “Through my experience in the cable and telecom industries, I see a great opportunity to help drive the company’s overall financial growth and performance in a familiar market, where we have an exceptional opportunity to provide cable operators with technological tools to increase economic bandwidth.”

“At every level during his seven years as a Vyyo executive, Arik demonstrated a real commitment to making the company successful,” said Davidi Gilo, Chairman of Vyyo.  “His contribution toward our two funding events with Goldman Sachs and the acquisition of Xtend Networks were critical to repositioning Vyyo within the cable market.  We’re extremely grateful for the dedication and loyalty that he brought to his position and the company, and wish him continued success in the future.”

With Knology from 1999-2005, Mills was a key participant in growing the subscriber base, negotiating contracts, business planning and acquisition of assets of Interstate/Valley Telephone Company and Verizon New Media.  In addition, he was responsible for two private placements, completion of a bank credit facility, debt restructuring and Knology’s initial public offering in 2003.

From 1994-99, Mills was Vice President, Treasurer and Strategic Planning for Powertel, Inc., a wireless telephone service provider that was acquired by VoiceStream, a Deutsche Telekom subsidiary, in 2000.  With Powertel, he was instrumental in the acquisition of FCC spectrum licenses covering 24 million points of presence (POP) in PCS auctions.  Mills began his career with a seven-year stint at Arthur Anderson & Co., where he rose to the position of Audit and Business Advisory Manager.

A graduate of Emory University with a B.A. in Economics and History of Art, Mills holds an MBA from Tulane University.  He is a member of the Georgia Society of CPAs and Association of Financial Professionals.

About Vyyo Inc.
Vyyo Inc., (NASDAQ; VYYO), a leading supplier of broadband access equipment, delivers to cable system operators a powerful, economic platform with fiber-like performance that extends their dominant bandwidth position over the competition and drives new revenues. Vyyo’s spectrum overlay technology expands typical HFC (hybrid-fiber coax) network capacity in the “last mile,” offering the only cost-effective solution that quadruples upstream and doubles downstream bandwidth to help operators deliver new, advanced residential and business services at a fraction of the cost of fiber deployments. Vyyo is based in Norcross, GA. For more information, please visit http://www.vyyo.com.

All trademarks mentioned herein are the property of their respective owners.

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PUBLIC RELATIONS:	INVESTOR RELATIONS
Paul Schneider	Walt Ungerer
Paul Schneider Public Relations, Inc.	VP, Corporate Communications
(w) 215.702.9784	Vyyo Inc.
(m) 215.817.4384	678.488.0468
pspr@att.net	ir@vyyo.com